EXHIBIT 16.1

MOORE STEPHENS ELLIS FOSTER LTD.
Chartered Accountants
1650 West 1st Avenue
Vancouver, British Columbia, V6J 1G1
Telephone: (604) 734-1112  Facsimile: (604) 714-5916

e-mail: generaldelivery@ellisfoster.com

June 14, 2004

HEMPTOWN CLOTHING INC.
1307 Venables Street
Vancouver, British Columbia, V5L 2G1

Attention: Board of Directors:

Re:       Hemptown Clothing Inc. (the “Company”)
            Resignation as principal independent accountant

We confirm that Moore Stephens Ellis Foster Ltd. (“Ellis Foster”) has on this day reached a mutual understanding as between the Company and our firm pursuant to which our firm hereby resigns as principal independent accountant to the Company effective immediately.

In this regard we confirm that, during the Company’s two most recent fiscal years and any subsequent interim period preceding the resignation of Ellis Foster, there were no disagreements with Ellis Foster which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ellis Foster, would have caused Ellis Foster to make reference to the subject matter of the disagreements in connection with its reports. Ellis Foster, as the Company’s principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to the Company’s financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles.  During the Company’s two most recent fiscal years there have been no reportable events.

Yours truly,

/s/ Moore Stephens Ellis Foster Ltd.

MOORE STEPHENS ELLIS FOSTER LTD.
Chartered Accountants